The Growth Fund of America

February 28, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74 A-T, 74U1 and74U2, and 74V1 and 74V2 and 75 complete answers are as follows:

Item 48K and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset Value	$210,000,000
K2) Maximum Fee Rate	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$213,007
Class B	$0
Class C	$0
Class F1	$31,682
Class F2	$29,050
Total	$273,739
Class 529-A	$13,249
Class 529-B	$0
Class 529-C	$0
Class 529-E	$78
Class 529-F1	$791
Class R-1	$0
Class R-2	$0
Class R-3	$2,313
Class R-4	$23,160
Class R-5	$32,633
Class R-6	$63,944
Total	$136,168

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1375
Class B	$0.0000
Class C	$0.0000
Class F1	$0.1166
Class F2	$0.2432
Class 529-A	$0.1123
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0142
Class 529-F1	$0.1986
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0123
Class R-4	$0.1334
Class R-5	$0.2588
Class R-6	$0.2808

Item 74A through 74T
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$159
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$10,860,648
D) Long - term debt securities including convertible debt	$228,666
E) Preferred, convertible preferred, and adjustable rate preferred stock	$23,165
F) Common Stock	$130,904,731
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$56,325
J) Receivables from portfolio instruments sold	$364,159
K) Receivables from affiliated persons	$0
L) Other receivables	$267,474
M) All other assets	$0
N) Total assets	$142,705,327
O) Payables for portfolio instruments purchased	$557,003
P) Amounts owed to affiliated persons	$104,257
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$189,374
S) Senior equity	$0
T) Net Assets of Common shareholders	$141,854,693

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,632,391
Class B	25,850
Class C	152,613
Class F1	286,535
Class F2	124,877
Total	2,222,266
Class 529-A	126,283
Class 529-B	4,438
Class 529-C	32,945
Class 529-E	5,849
Class 529-F1	4,286
Class R-1	12,715
Class R-2	58,537
Class R-3	192,975
Class R-4	179,744
Class R-5	131,391
Class R-6	245,623
Total	994,786

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$44.35
Class B	$42.74
Class C	$42.34
Class F1	$44.08
Class F2	$44.31
Class 529-A	$44.03
Class 529-B	$42.65
Class 529-C	$42.52
Class 529-E	$43.70
Class 529-F1	$43.97
Class R-1	$42.79
Class R-2	$43.05
Class R-3	$43.70
Class R-4	$44.05
Class R-5	$44.32
Class R-6	$44.38

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$134,071,858